EXHIBIT 34.1

Report of Independent Registered Public Accounting Firm

The Management Committee
BMW Financial Services NA, LLC

We have examined management’s assertion, included in the accompanying Certification Regarding Compliance with Applicable Servicing Criteria, that BMW Financial Services NA, LLC (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange  Commission's Regulation AB for Asset-Backed Securities, BMW Vehicle Lease Trust 2016-1, excluding criteria 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(vi), 1122(d)(4)(ix), 1122(d)(4)(x)(A)-(C), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), and 1122(d)(4)(xv) which management has determined are not applicable to the activities performed by the Company with respect to the asset-backed securities transactions being serviced as of December 31, 2017 and for the period from January 1, 2017 to December 31, 2017. Management is responsible for the Company’s compliance with those servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with those servicing criteria based on our examination.

Our examination was conducted in accordance with the attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to BMW Vehicle Lease Trust 2016-1, determining whether the Company performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances.  Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in BMW Vehicle Lease Trust 2016-1.  Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria specified in the first paragraph.

In our opinion, management’s assertion that BMW Financial Services NA, LLC complied with the aforementioned applicable servicing criteria as of December 31, 2017 and for the period from January 1, 2017 to December 31, 2017 is fairly stated, in all material respects.

/s/ CohnReznick LLP

Roseland, New Jersey
March 23, 2018